                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            SCHEDULE 13D (Amendment)

                    Under the Securities Exchange Act of 1934

                              BORDEN CHEMICALS AND

                          PLASTICS LIMITED PARTNERSHIP
                                (Name of Issuer)

                                   COMMON UNIT
                         (Title of Class of Securities)

                                   099541 20 3
                                 (CUSIP Number)

                            Albert A. Woodward, Esq.
                                Maun & Simon, PLC
                        2000 Midwest Plaza Building West
                                801 Nicollet Mall
                          Minneapolis, Minnesota 55402
                                 (612) 904-7400
                       (Name, Address and Telephone Number
                         of Person Authorized to Receive
                           Notices and Communications)

                                NOVEMBER 18, 1998
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                     (Cover page continued on next 16 pages)

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

------------------------------------------------------------ -------------------

(1) Names of reporting persons............................   MARC H. KOZBERG
I.R.S. Identification Nos. of above persons
(entities only)...........................................

------------------------------------------------------------ -------------------

(2) Check the  appropriate  box if a member of a group (see  (a)     X
instructions)

------------------------------------------------------------ -------------------

                                                             (b)

------------------------------------------------------------ -------------------

(3) SEC use only..........................................

------------------------------------------------------------ -------------------

(4) Source of funds (see instructions)                       PF
------------------------------------------------------------ -------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

------------------------------------------------------------ -------------------

(6) Citizenship or place of organization..................   USA

------------------------------------------------------------ -------------------

Number of shares beneficially owned by each reporting person with:

     (7) Sole voting power................................     50,000

     (8) Shared voting power..............................    400,000

     (9) Sole dispositive power...........................     50,000

     (10) Shared dispositive power........................    400,000
------------------------------------------------------------ -------------------

(11) Aggregate amount beneficially owned by each reporting    450,000
person.

------------------------------------------------------------ -------------------

(12) Check if the aggregate amount in Row (11) excludes certain shares (see instructions).

------------------------------------------------------------ -------------------

(13) Percent of class represented by amount in Row (11)...   1.2%
------------------------------------------------------------ -------------------

(14) Type of reporting person (see instructions)..........   IN
------------------------------------------------------------ -------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

------------------------------------------------------------ -------------------

(1) Names of reporting persons............................   BRUCE E. HENDRY
I.R.S. Identification Nos. of above persons
(entities only)...........................................

------------------------------------------------------------ -------------------

(2) Check the  appropriate  box if a member of a group (see  (a)     X
instructions)

------------------------------------------------------------ -------------------

                                                             (b)

------------------------------------------------------------ -------------------

(3) SEC use only..........................................

------------------------------------------------------------ -------------------

(4) Source of funds (see instructions)                       PF
------------------------------------------------------------ -------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

------------------------------------------------------------ -------------------

(6) Citizenship or place of organization..................   USA

------------------------------------------------------------ -------------------

Number of shares beneficially owned by each reporting person with:

     (7) Sole voting power................................   1,091,300

     (8) Shared voting power..............................   -0-

     (9) Sole dispositive power...........................   1,091,300

     (10) Shared dispositive power........................   -0-
------------------------------------------------------------ -------------------

(11) Aggregate amount beneficially owned by each reporting   1,091,300
person.

------------------------------------------------------------ -------------------

(12) Check if the aggregate amount in Row (11) excludes certain shares (see instructions).

------------------------------------------------------------ -------------------

(13) Percent of class represented by amount in Row (11)...   3.0%
------------------------------------------------------------ -------------------

(14) Type of reporting person (see instructions)..........   IN
------------------------------------------------------------ -------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

------------------------------------------------------------ -------------------

(1) Names of reporting persons............................  DR. DEMETRE NICOLOFF
I.R.S. Identification Nos. of above persons
(entities only)...........................................

------------------------------------------------------------ -------------------

(2) Check the  appropriate  box if a member of a group (see  (a)     X
instructions)

------------------------------------------------------------ -------------------

                                                             (b)

------------------------------------------------------------ -------------------

(3) SEC use only..........................................

------------------------------------------------------------ -------------------

(4) Source of funds (see instructions)                       PF
------------------------------------------------------------ -------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

------------------------------------------------------------ -------------------

(6) Citizenship or place of organization..................   USA

------------------------------------------------------------ -------------------

Number of shares beneficially owned by each reporting person with:

     (7) Sole voting power................................   150,000

     (8) Shared voting power..............................   400,000

     (9) Sole dispositive power...........................   150,000

     (10) Shared dispositive power........................   400,000
------------------------------------------------------------ -------------------

(11) Aggregate amount beneficially owned by each reporting   550,000
person.

------------------------------------------------------------ -------------------

(12) Check if the aggregate amount in Row (11) excludes certain shares (see instructions).

------------------------------------------------------------ -------------------

(13) Percent of class represented by amount in Row (11)...   1.5%
------------------------------------------------------------ -------------------

(14) Type of reporting person (see instructions)..........   IN
------------------------------------------------------------ -------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

------------------------------------------------------------ -------------------

(1) Names of reporting persons............................   G. JAMES SPINNER
I.R.S. Identification Nos. of above persons
(entities only)...........................................

------------------------------------------------------------ -------------------

(2) Check the  appropriate  box if a member of a group (see  (a)     X
instructions)

------------------------------------------------------------ -------------------

                                                             (b)

------------------------------------------------------------ -------------------

(3) SEC use only..........................................

------------------------------------------------------------ -------------------

(4) Source of funds (see instructions)                       PF
------------------------------------------------------------ -------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

------------------------------------------------------------ -------------------

(6) Citizenship or place of organization..................   USA

------------------------------------------------------------ -------------------

Number of shares beneficially owned by each reporting person with:

     (7) Sole voting power................................     50,000

     (8) Shared voting power..............................    400,000

     (9) Sole dispositive power...........................     50,000

     (10) Shared dispositive power........................    400,000
------------------------------------------------------------ -------------------

(11) Aggregate amount beneficially owned by each reporting    450,000
person.

------------------------------------------------------------ -------------------

(12) Check if the aggregate amount in Row (11) excludes certain shares (see instructions).

------------------------------------------------------------ -------------------

(13) Percent of class represented by amount in Row (11)...   1.2%
------------------------------------------------------------ -------------------

(14) Type of reporting person (see instructions)..........   IN
------------------------------------------------------------ -------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

------------------------------------------------------------ -------------------

(1) Names of reporting persons............................   ROBERT H. PAYMAR
I.R.S. Identification Nos. of above persons
(entities only)...........................................

------------------------------------------------------------ -------------------

(2) Check the  appropriate  box if a member of a group (see  (a)     X
instructions)

------------------------------------------------------------ -------------------

                                                             (b)

------------------------------------------------------------ -------------------

(3) SEC use only..........................................

------------------------------------------------------------ -------------------

(4) Source of funds (see instructions)                       PF
------------------------------------------------------------ -------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

------------------------------------------------------------ -------------------

(6) Citizenship or place of organization..................   USA

------------------------------------------------------------ -------------------

Number of shares beneficially owned by each reporting person with:

     (7) Sole voting power................................   100,000

     (8) Shared voting power..............................   400,000

     (9) Sole dispositive power...........................   100,000

     (10) Shared dispositive power........................   400,000
------------------------------------------------------------ -------------------

(11) Aggregate amount beneficially owned by each reporting   500,000
person.

------------------------------------------------------------ -------------------

(12) Check if the aggregate amount in Row (11) excludes certain shares (see instructions).

------------------------------------------------------------ -------------------

(13) Percent of class represented by amount in Row (11)...   1.4%
------------------------------------------------------------ -------------------

(14) Type of reporting person (see instructions)..........   IN
------------------------------------------------------------ -------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

------------------------------------------------------------ -------------------

(1) Names of reporting persons............................  STANLEY I. BARENBAUM
I.R.S. Identification Nos. of above persons
(entities only)...........................................

------------------------------------------------------------ -------------------

(2) Check the  appropriate  box if a member of a group (see  (a)     X
instructions)

------------------------------------------------------------ -------------------

                                                             (b)

------------------------------------------------------------ -------------------

(3) SEC use only..........................................

------------------------------------------------------------ -------------------

(4) Source of funds (see instructions)                       PF
------------------------------------------------------------ -------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

------------------------------------------------------------ -------------------

(6) Citizenship or place of organization..................   USA

------------------------------------------------------------ -------------------

Number of shares beneficially owned by each reporting person with:

     (7) Sole voting power................................     50,000

     (8) Shared voting power..............................    400,000

     (9) Sole dispositive power...........................     50,000

     (10) Shared dispositive power........................    400,000
------------------------------------------------------------ -------------------

(11) Aggregate amount beneficially owned by each reporting    450,000
person.

------------------------------------------------------------ -------------------

(12) Check if the aggregate amount in Row (11) excludes certain shares (see instructions).

------------------------------------------------------------ -------------------

(13) Percent of class represented by amount in Row (11)...   1.2%
------------------------------------------------------------ -------------------

(14) Type of reporting person (see instructions)..........   IN
------------------------------------------------------------ -------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

------------------------------------------------------------ -------------------

(1) Names of reporting persons............................   JAMES A. POTTER
I.R.S. Identification Nos. of above persons
(entities only)...........................................

------------------------------------------------------------ -------------------

(2) Check the  appropriate  box if a member of a group (see  (a)     X
instructions)

------------------------------------------------------------ -------------------

                                                             (b)

------------------------------------------------------------ -------------------

(3) SEC use only..........................................

------------------------------------------------------------ -------------------

(4) Source of funds (see instructions)                       PF
------------------------------------------------------------ -------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

------------------------------------------------------------ -------------------

(6) Citizenship or place of organization..................   USA

------------------------------------------------------------ -------------------

Number of shares beneficially owned by each reporting person with:

     (7) Sole voting power................................    40,000

     (8) Shared voting power..............................   -0-

     (9) Sole dispositive power...........................    40,000

     (10) Shared dispositive power........................   -0-
------------------------------------------------------------ -------------------

(11) Aggregate amount beneficially owned by each reporting    40,000
person.

------------------------------------------------------------ -------------------

(12) Check if the aggregate amount in Row (11) excludes certain shares (see instructions).

------------------------------------------------------------ -------------------

(13) Percent of class represented by amount in Row (11)...   0.1%
------------------------------------------------------------ -------------------

(14) Type of reporting person (see instructions)..........   IN
------------------------------------------------------------ -------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

------------------------------------------------------------ -------------------

(1) Names of reporting persons...........................    SUMMIT CAPITAL
I.R.S. Identification Nos. of above persons                  APPRECIATION
(entities only)...........................................   FUND LP
                                                             41-1822728
------------------------------------------------------------ -------------------

(2) Check the  appropriate  box if a member of a group (see  (a)     X
instructions)

------------------------------------------------------------ -------------------

                                                             (b)

------------------------------------------------------------ -------------------

(3) SEC use only..........................................

------------------------------------------------------------ -------------------

(4) Source of funds (see instructions)                       WC
------------------------------------------------------------ -------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

------------------------------------------------------------ -------------------

(6) Citizenship or place of organization..................   MINNESOTA

------------------------------------------------------------ -------------------

Number of shares beneficially owned by each reporting person with:

     (7) Sole voting power................................   400,000

     (8) Shared voting power..............................   -0-

     (9) Sole dispositive power...........................   400,000

     (10) Shared dispositive power........................   -0-
------------------------------------------------------------ -------------------

(11) Aggregate amount beneficially owned by each reporting   400,000
person.

------------------------------------------------------------ -------------------

(12) Check if the aggregate amount in Row (11) excludes certain shares (see instructions).

------------------------------------------------------------ -------------------

(13) Percent of class represented by amount in Row (11)...   1.1%
------------------------------------------------------------ -------------------

(14) Type of reporting person (see instructions)..........   PN
------------------------------------------------------------ -------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

------------------------------------------------------------ -------------------

(1) Names of reporting persons...........................
I.R.S. Identification Nos. of above persons                  CURTIS L. CARLSON
(entities only)..........................................    FOUNDATION
                                                             41-6028973
------------------------------------------------------------ -------------------

(2) Check the  appropriate  box if a member of a group (see  (a)     X
instructions)

------------------------------------------------------------ -------------------

                                                             (b)

------------------------------------------------------------ -------------------

(3) SEC use only..........................................

------------------------------------------------------------ -------------------

(4) Source of funds (see instructions)                       WC
------------------------------------------------------------ -------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

------------------------------------------------------------ -------------------

(6) Citizenship or place of organization..................   MINNESOTA

------------------------------------------------------------ -------------------

Number of shares beneficially owned by each reporting person with:

     (7) Sole voting power................................   125,000

     (8) Shared voting power..............................   -0-

     (9) Sole dispositive power...........................   125,000

     (10) Shared dispositive power........................   -0-
------------------------------------------------------------ -------------------

(11) Aggregate amount beneficially owned by each reporting   125,000
person.

------------------------------------------------------------ -------------------

(12) Check if the aggregate amount in Row (11) excludes certain shares (see instructions).

------------------------------------------------------------ -------------------

(13) Percent of class represented by amount in Row (11)...   0.3%
------------------------------------------------------------ -------------------

(14) Type of reporting person (see instructions)..........   OO
------------------------------------------------------------ -------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

------------------------------------------------------------ -------------------

(1) Names of reporting persons............................    NAFCO INSURANCE
I.R.S. Identification Nos. of above persons                   COMPANY LTD.
(entities only)...........................................    OF BERMUDA
                                                             41-1692396
------------------------------------------------------------ -------------------

(2) Check the  appropriate  box if a member of a group (see  (a)     X
instructions)

------------------------------------------------------------ -------------------

                                                             (b)

------------------------------------------------------------ -------------------

(3) SEC use only..........................................

------------------------------------------------------------ -------------------

(4) Source of funds (see instructions)                       WC
------------------------------------------------------------ -------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

------------------------------------------------------------ -------------------

(6) Citizenship or place of organization..................   BERMUDA

------------------------------------------------------------ -------------------

Number of shares beneficially owned by each reporting person with:

     (7) Sole voting power................................   125,000

     (8) Shared voting power..............................   -0-

     (9) Sole dispositive power...........................   125,000

     (10) Shared dispositive power........................   -0-
------------------------------------------------------------ -------------------

(11) Aggregate amount beneficially owned by each reporting   125,000
person.

------------------------------------------------------------ -------------------

(12) Check if the aggregate amount in Row (11) excludes certain shares (see instructions).

------------------------------------------------------------ -------------------

(13) Percent of class represented by amount in Row (11)...   0.3%
------------------------------------------------------------ -------------------

(14) Type of reporting person (see instructions)..........   IC
------------------------------------------------------------ -------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

------------------------------------------------------------ -------------------

(1) Names of reporting persons............................
I.R.S. Identification Nos. of above persons                  REVOCABLE TRUST OF
(entities only)...........................................   GLEN D. NELSON

------------------------------------------------------------ -------------------

(2) Check the  appropriate  box if a member of a group (see  (a)     X
instructions)

------------------------------------------------------------ -------------------

                                                             (b)

------------------------------------------------------------ -------------------

(3) SEC use only..........................................

------------------------------------------------------------ -------------------

(4) Source of funds (see instructions)                       WC
------------------------------------------------------------ -------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

------------------------------------------------------------ -------------------

(6) Citizenship or place of organization..................   MINNESOTA

------------------------------------------------------------ -------------------

Number of shares beneficially owned by each reporting person with:

     (7) Sole voting power................................   100,000

     (8) Shared voting power..............................   -0-

     (9) Sole dispositive power...........................   100,000

     (10) Shared dispositive power........................   -0-
------------------------------------------------------------ -------------------

(11) Aggregate amount beneficially owned by each reporting   100,000
person.

------------------------------------------------------------ -------------------

(12) Check if the aggregate amount in Row (11) excludes certain shares (see instructions).

------------------------------------------------------------ -------------------

(13) Percent of class represented by amount in Row (11)...   0.3%
------------------------------------------------------------ -------------------

(14) Type of reporting person (see instructions)..........   OO
------------------------------------------------------------ -------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

------------------------------------------------------------ -------------------

(1) Names of reporting persons............................
I.R.S. Identification Nos. of above persons                  CURTIS L. CARLSON
(entities only)...........................................   OCTAGON TRUST

------------------------------------------------------------ -------------------

(2) Check the  appropriate  box if a member of a group (see  (a)     X
instructions)

------------------------------------------------------------ -------------------

                                                             (b)

------------------------------------------------------------ -------------------

(3) SEC use only..........................................

------------------------------------------------------------ -------------------

(4) Source of funds (see instructions)                       WC
------------------------------------------------------------ -------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

------------------------------------------------------------ -------------------

(6) Citizenship or place of organization..................   MINNESOTA

------------------------------------------------------------ -------------------

Number of shares beneficially owned by each reporting person with:

     (7) Sole voting power................................   120,000

     (8) Shared voting power..............................   -0-

     (9) Sole dispositive power...........................   120,000

     (10) Shared dispositive power........................   -0-
------------------------------------------------------------ -------------------

(11) Aggregate amount beneficially owned by each reporting   120,000
person.

------------------------------------------------------------ -------------------

(12) Check if the aggregate amount in Row (11) excludes certain shares (see instructions).

------------------------------------------------------------ -------------------

(13) Percent of class represented by amount in Row (11)...   0.3%
------------------------------------------------------------ -------------------

(14) Type of reporting person (see instructions)..........   OO
------------------------------------------------------------ -------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

------------------------------------------------------------ -------------------

(1) Names of reporting persons............................   SCOTT C. GAGE
I.R.S. Identification Nos. of above persons
(entities only)...........................................

------------------------------------------------------------ -------------------

(2) Check the  appropriate  box if a member of a group (see  (a)     X
instructions)

------------------------------------------------------------ -------------------

                                                             (b)

------------------------------------------------------------ -------------------

(3) SEC use only..........................................

------------------------------------------------------------ -------------------

(4) Source of funds (see instructions)                       PF
------------------------------------------------------------ -------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

------------------------------------------------------------ -------------------

(6) Citizenship or place of organization..................   USA

------------------------------------------------------------ -------------------

Number of shares beneficially owned by each reporting person with:

     (7) Sole voting power................................   30,000

     (8) Shared voting power..............................   -0-

     (9) Sole dispositive power...........................   30,000

     (10) Shared dispositive power........................   -0-
------------------------------------------------------------ -------------------

(11) Aggregate amount beneficially owned by each reporting   30,000
person.

------------------------------------------------------------ -------------------

(12) Check if the aggregate amount in Row (11) excludes certain shares (see instructions).

------------------------------------------------------------ -------------------

(13) Percent of class represented by amount in Row (11)...   0.1%
------------------------------------------------------------ -------------------

(14) Type of reporting person (see instructions)..........   IN
------------------------------------------------------------ -------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

------------------------------------------------------------ -------------------

(1) Names of reporting persons............................   RICHARD C. GAGE
I.R.S. Identification Nos. of above persons
(entities only)...........................................

------------------------------------------------------------ -------------------

(2) Check the  appropriate  box if a member of a group (see  (a)     X
instructions)

------------------------------------------------------------ -------------------

                                                             (b)

------------------------------------------------------------ -------------------

(3) SEC use only..........................................

------------------------------------------------------------ -------------------

(4) Source of funds (see instructions)                       PF
------------------------------------------------------------ -------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

------------------------------------------------------------ -------------------

(6) Citizenship or place of organization..................   USA

------------------------------------------------------------ -------------------

Number of shares beneficially owned by each reporting person with:

     (7) Sole voting power................................   20,000

     (8) Shared voting power..............................   -0-

     (9) Sole dispositive power...........................   20,000

     (10) Shared dispositive power........................   -0-
------------------------------------------------------------ -------------------

(11) Aggregate amount beneficially owned by each reporting   20,000
person.

------------------------------------------------------------ -------------------

(12) Check if the aggregate amount in Row (11) excludes certain shares (see instructions).

------------------------------------------------------------ -------------------

(13) Percent of class represented by amount in Row (11)...   0.1%
------------------------------------------------------------ -------------------

(14) Type of reporting person (see instructions)..........   IN
------------------------------------------------------------ -------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

------------------------------------------------------------ -------------------

(1) Names of reporting persons............................   DIANA NELSON
I.R.S. Identification Nos. of above persons
(entities only)...........................................

------------------------------------------------------------ -------------------

(2) Check the  appropriate  box if a member of a group (see  (a)     X
instructions)

------------------------------------------------------------ -------------------

                                                             (b)

------------------------------------------------------------ -------------------

(3) SEC use only..........................................

------------------------------------------------------------ -------------------

(4) Source of funds (see instructions)                       PF
------------------------------------------------------------ -------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

------------------------------------------------------------ -------------------

(6) Citizenship or place of organization..................   USA

------------------------------------------------------------ -------------------

Number of shares beneficially owned by each reporting person with:

     (7) Sole voting power................................   10,000

     (8) Shared voting power..............................   -0-

     (9) Sole dispositive power...........................   10,000

     (10) Shared dispositive power........................   -0-
------------------------------------------------------------ -------------------

(11) Aggregate amount beneficially owned by each reporting   10,000
person.

------------------------------------------------------------ -------------------

(12) Check if the aggregate amount in Row (11) excludes certain shares (see instructions).

------------------------------------------------------------ -------------------

(13) Percent of class represented by amount in Row (11)...   >0.1%
------------------------------------------------------------ -------------------

(14) Type of reporting person (see instructions)..........   IN
------------------------------------------------------------ -------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

------------------------------------------------------------ -------------------

(1) Names of reporting persons............................   GEOFFREY C. GAGE
I.R.S. Identification Nos. of above persons
(entities only)...........................................

------------------------------------------------------------ -------------------

(2) Check the  appropriate  box if a member of a group (see  (a)     X
instructions)

------------------------------------------------------------ -------------------

                                                             (b)

------------------------------------------------------------ -------------------

(3) SEC use only..........................................

------------------------------------------------------------ -------------------

(4) Source of funds (see instructions)                       PF
------------------------------------------------------------ -------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e).

------------------------------------------------------------ -------------------

(6) Citizenship or place of organization..................   USA

------------------------------------------------------------ -------------------

Number of shares beneficially owned by each reporting person with:

     (7) Sole voting power................................   10,000

     (8) Shared voting power..............................   -0-

     (9) Sole dispositive power...........................   10,000

     (10) Shared dispositive power........................   -0-
------------------------------------------------------------ -------------------

(11) Aggregate amount beneficially owned by each reporting   10,000
person.

------------------------------------------------------------ -------------------

(12) Check if the aggregate amount in Row (11) excludes certain shares (see instructions).

------------------------------------------------------------ -------------------

(13) Percent of class represented by amount in Row (11)...   >0.1%
------------------------------------------------------------ -------------------

(14) Type of reporting person (see instructions)..........   IN
------------------------------------------------------------ -------------------

ITEM 1.  SECURITY AND ISSUER

         This statement relates to the voting Common Units of Borden Chemicals and Plastics Limited Partnership (the "Issuer"), a Delaware limited partnership, having its principal place of business at Highway 73, Geismar, Louisiana 70734.

ITEM 2. IDENTITY AND BACKGROUND

         This statement is filed jointly by the individuals and entity identified below (collectively the "Holders"):

1.       Marc H. Kozberg
         Dougherty Summit Securities LLC
         90 South Seventh Street, Suite 4000
         Minneapolis, MN  55402

         Mr. Kozberg is an investor and is employed by Dougherty Summit Securities LLC

2.       Bruce E. Hendry
         Dougherty Summit Securities LLC
         90 South Seventh Street, Suite 4000
         Minneapolis, MN  55402

         Mr. Hendry is an investor and is employed by Dougherty Summit Securities LLC

3.       James A. Potter
         Dougherty Summit Securities LLC
         90 South Seventh Street, Suite 4000
         Minneapolis, MN  55402

         Mr. Potter is an investor and is employed by Dougherty Summit Securities LLC

4.       Dr. Demetre Nicoloff
         920 East 28th Street
         Minneapolis, MN  55407

         Dr. Nicoloff is a physician with an office at the above address.

5.       G. James Spinner
         Dougherty Summit Securities LLC
         90 South Seventh Street, Suite 4000
         Minneapolis, MN  55402

         Mr. Spinner is an investor and is employed by Dougherty Summit Securities LLC

6.       Robert H. Paymar
         Dougherty Summit Securities LLC
         90 South Seventh Street, Suite 4000
         Minneapolis, MN  55402

         Mr. Paymar is an investor and is employed by Dougherty Summit Securities LLC

7. Stanley I. Barenbaum c/o Dougherty Summit Securities LLC 90 South Seventh Street, Suite 4000 Minneapolis, MN 55402

         Mr. Barenbaum is an investor and is self employed

8.       Summit Capital Appreciation Fund LP
         Dougherty Summit Securities LLC
         90 South Seventh Street, Suite 4000
         Minneapolis, MN  55402

         Summit Capital Fund Appreciation Fund LP is a limited partnership organized in Minnesota. SCA Management Partners L.L.P., a Minnesota limited liability partnership, is the general partner of Summit Capital Appreciation Fund LP. Messrs. Kozberg, Nicoloff, Spinner, Paymar, and Barenbaum are the partners of SCA Management Partners L.L.P.

9.       Curtis L. Carlson Foundation
         701 Carlson Parkway
         Minneapolis, MN 55459-8215

         Curtis L. Carlson Foundation is a foundation organized under the laws of the State of Minnesota.

10.      NAFCO Insurance Company Ltd. of Bermuda
         701 Carlson Parkway
         Minneapolis, MN 55459-8215

         NAFCO Insurance Company Ltd. of Bermuda is a corporation organized under the laws of Bermuda.

11.      Revocable Trust of Glen D. Nelson
         701 Carlson Parkway
         Minneapolis, MN 55459-8215

         Revocable Trust of Glen D. Nelson is a trust organized under the laws of the State of Minnesota.

12.      Curtis L. Carlson Octagon Trust
         701 Carlson Parkway
         Minneapolis, MN 55459-8215

         Curtis L. Carlson Octagon Trust is a trust organized under the laws of the State of Minnesota.

13.      Scott C. Gage
         701 Carlson Parkway
         Minneapolis, MN 55459-8215

         Mr. Gage is an investor and is employed by Gage Marketing Group

14.      Richard C. Gage
         701 Carlson Parkway
         Minneapolis, MN 55459-8215

         Mr. Gage is an investor and small business owner

15.      Diana Nelson
         701 Carlson Parkway
         Minneapolis, MN 55459-8215
         Ms. Nelson is an investor

16.      Geoffrey C. Gage
         701 Carlson Parkway
         Minneapolis, MN 55459-8215

         Mr. Gage is an investor and is employed by Gage Marketing Group

         None of the above-referenced Holders has, during the past five years, been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have any of the Holders been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction where, as a result of such proceeding, any of the Holders became subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.

         Each individual Holder is a citizen of the United States. Summit Capital Appreciation Fund LP is a limited partnership organized in Minnesota. Curtis L. Carlson Foundation is a foundation organized under the laws of the State of Minnesota. NAFCO Insurance Company Ltd. of Bermuda is a corporation organized under the laws of Bermuda. Revocable Trust of Glen D. Nelson and Curtis L. Carlson Octagon Trust are trusts organized under the laws of the State of Minnesota.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The Common Units of the Issuer were purchased by each Holder from available cash resources or working capital.

ITEM 4.  PURPOSE OF TRANSACTION.

         See Item 3. The Holders have acquired the Common Units of the Issuer for investment purposes. The Holders specifically reserve the right to purchase additional or sell Common Units of the Issuer if they deem it in their best interest, and to communicate with other Unit holders of the Issuer regarding matters of common concern as Unit holders of the Issuer. The Holders do not have any plans or proposals respecting extraordinary corporate transactions effecting the Issuer, sale of its assets, changes in its management, capitalization, dividend policy, business or corporate structure, charter or bylaws, or the listing of the Issuer's securities or similar actions, but the Holders do intend to explore opportunities to enhance Unit holder value. To that end, the Holders intend to explore the retention of an investment banking firm to advise and assist Holders in evaluating strategies for maximizing Unit holder value. Mr. Kozberg and Mr. Hendry, intend to actively monitor management of the Issuer on behalf of the Holders and to consult with management relating to enhancement of Unit holder value.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Information with respect to the aggregate number, and percentage, of all outstanding Common Units beneficially owned as of November 25, 1998 by each of the Holders is set forth below:

                                                                         PERCENTAGE OF
         NAME                               NUMBER OF COMMON UNITS     OUTSTANDING UNITS
         ----                               ----------------------     -----------------
         Marc H. Kozberg                                 450,000 *                      1.2%
         Bruce E. Hendry                               1,091,300                        3.0%
         Dr. Demetre Nicoloff                            550,000 *                      1.5%
         G. James Spinner                                450,000 *                      1.2%
         Robert H. Paymar                                500,000 *                      1.4%
         Stanley I. Barenbaum                            450,000 *                      1.2%
         James A. Potter                                  40,000                        0.1%
         Summit Capital Appreciation
            Fund LP                                      400,000                        1.1%
         Curtis L. Carlson Foundation                    125,000                        0.3%
         NAFCO Insurance Company
            Ltd. of Bermuda                              125,000                        0.3%
         Revocable Trust of Glen D. Nelson               100,000                        0.3%
         Curtis L. Carlson Octagon Trust                 120,000                        0.3%
         Scott C. Gage                                    30,000                        0.1%
         Richard C. Gage                                  20,000                        0.1%
         Diana Nelson                                     10,000                        >0.1%
         Geoffrey C. Gage                                 10,000                        >0.1%

* Includes 400,000 Common Units owned by Summit Capital Appreciation Fund LP.

         The Holders' response to Items 7 through 13 of the cover pages of the statement are incorporated herein by reference.

         According to the Issuer's most current filing with the SEC, the Issuer has 36,750,000 Common Units outstanding. The Holders, at the present time, collectively own 2,471,300 Units of the Issuer's Common Units, constituting approximately 6.7% of all of the outstanding voting Common Units.

         Transactions by the Holders in Common Units of the Issuer since the most recent filing of Schedule 13D are as follows:

                                                      TYPE OF           NUMBER OF                PRICE/

          NAME                        DATE          TRANSACTION            UNITS                  UNIT

Demetre Nicoloff                     10/30/98              Buy               30,000               3.89
Marc H. Kozberg                      11/02/98              Buy               35,000               4.25
Marc H. Kozberg                      11/02/98             Sell               50,000               4.0625
Marc H. Kozberg                      11/10/98              Buy                5,000               3.5625
Demetre Nicoloff                     11/11/98              Buy               12,300               3.9375
Demetre Nicoloff                     11/12/98              Buy                7,700               3.9375
CLC Family Foundation*               11/13/98              Buy               71,000               3.9591
NAFCO**                              11/13/98              Buy               71,000               3.9591
CLC Family Foundation                11/16/98              Buy               40,000               4.293
NAFCO                                11/16/98              Buy               40,000               4.293
Scott C. Gage                        11/18/98              Buy               21,000               4.1875
GDN Revocable Trust***               11/18/98              Buy               70,000               4.1875
NAFCO                                11/18/98              Buy               14,000               4.1875
CLC Family Foundation                11/18/98              Buy               14,000               4.1875
CLC Octagon Trust****                11/19/98              Buy                9,000               4.4375
Scott C.Gage                         11/19/98              Buy                9,000               4.4375
GDN Revocable Trust                  11/19/98              Buy               30,000               4.4375
Diana Nelson                         11/19/98              Buy               10,000               4.4375
CLC Octagon Trust                    11/20/98              Buy               52,000               4.4967
Geoffrey C. Gage                     11/20/98              Buy               10,000               4.4967
Richard C. Gage                      11/20/98              Buy               20,000               4.4967
CLC Octagon Trust                    11/23/98              Buy               19,000               4.375
CLC Octagon Trust                    11/24/98              Buy               20,000               4.1875
CLC Octagon Trust                    11/24/98              Buy               20,000               4.3125
Marc H. Kozberg                      11/25/98              Buy               10,000               3.9375

TOTAL (SELL)                         (50,000)
TOTAL (BUY)                           640,000
                                      -------
TOTAL (NET)                           590,000

*  Curtis L. Carlson Family Foundation
**  NAFCO Insurance Company Ltd. of Bermuda
***  Revocable Trust of Glen D. Nelson
****  Curtis L. Carlson Octagon Trust

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         None.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit A -- Agreement as to joint filing pursuant to Regulation
Section 240.13d-1(f)(1)(iii).

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  November 27, 1998

                                                      /s/ Bruce E. Hendry
                                                      ------------------------
                                                      Bruce E. Hendry

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  November 27, 1998

                                                      /s/ Marc H. Kozberg
                                                      ------------------------
                                                      Marc H. Kozberg

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  November 27, 1998

                                                      /s/ Dr. Demetre Nicoloff
                                                      ------------------------
                                                      Dr. Demetre Nicoloff

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  November 27, 1998

                                                      /s/ G. James Spinner
                                                      ------------------------
                                                      G. James Spinner

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  November 27, 1998

                                                      /s/ Robert H. Paymar
                                                      ------------------------
                                                      Robert H. Paymar

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  November 27, 1998

                                                      /s/ Stanley I. Barenbaum
                                                      ------------------------
                                                      Stanley I. Barenbaum

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  November 27, 1998

                                                      /s/ James A. Potter
                                                      ------------------------
                                                      James A. Potter

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  November 27, 1998

                                           SUMMIT CAPITAL APPRECIATION
                                            FUND LP

                                           By:    SCA Management Partners L.L.P.

                                                  By: /s/ Marc H. Kozberg
                                                      ------------------------
                                                      Marc H. Kozberg, a partner

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  November 27, 1998

                                           CURTIS L. CARLSON FOUNDATION

                                           By: /s/ Donna Snyder
                                               -------------------------------
                                               Donna Snyder, Trustee

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  November 27, 1998

                                           NAFCO INSURANCE COMPANY LTD.
                                           OF BERMUDA

                                           By: /s/ John Diracles
                                               -------------------------------
                                              John Diracles, Jr., President

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  November 27, 1998

                                           REVOCABLE TRUST OF GLEN D.
                                            NELSON

                                           By: /s/ Glen D. Nelson
                                               -------------------------------
                                               Glen D. Nelson, Trustee

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  November 27, 1998

                                           CURTIS L. CARLSON OCTAGON
                                            TRUST

                                           By: /s/ John Flottmeier
                                               -------------------------------
                                               John Flottmeier, Trustee

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  November 27, 1998

                                           By: /s/ Scott C. Gage
                                               -------------------------------
                                               Scott C. Gage

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  November 27, 1998

                                           By: /s/ Richard C. Gage
                                               -------------------------------
                                               Richard C. Gage

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  November 27, 1998

                                           By: /s/ Diana Nelson
                                               -------------------------------
                                               Diana Nelson

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  November 27, 1998

                                           By: /s/ Geoffrey C. Gage
                                               -------------------------------
                                               Geoffrey C. Gage

                                    EXHIBIT A

                          AGREEMENT AS TO JOINT FILING

         Pursuant to Regulation Section 240.13d-1(f)(1)(iii), the undersigned acknowledge and agree that the attached Schedule 13D relating to Borden Chemicals and Plastics Limited Partnership is being filed on behalf of each of the undersigned.


                                        /s/ Bruce E. Hendry
                                        ----------------------------------------
                                        Bruce E. Hendry

                                        /s/ Marc H. Kozberg
                                        ----------------------------------------
                                        Marc H. Kozberg

                                        /s/ Dr. Demetre Nicoloff
                                        ----------------------------------------
                                        Dr. Demetre Nicoloff

                                        /s/ G. James Spinner
                                        ----------------------------------------
                                        G. James Spinner

                                        /s/ Robert H. Paymar
                                        ----------------------------------------
                                        Robert H. Paymar

                                        /s/ Stanley I. Barenbaum
                                        ----------------------------------------
                                        Stanley I. Barenbaum

                                        /s/ James A. Potter
                                        ----------------------------------------
                                        James A. Potter

                                        SUMMIT CAPITAL APPRECIATION
                                         FUND LP

                                        By:      SCA Management Partners L.L.P.

                                                 By: /s/ Marc H. Kozberg
                                                    ----------------------------
                                                      Marc H. Kozberg, a partner

                                        CURTIS L. CARLSON FOUNDATION

                                        By: /s/ Donna Snyder
                                            ------------------------------------
                                            Donna Snyder, Trustee

                                        NAFCO INSURANCE COMPANY LTD.OF BERMUDA

                                        By: /s/ John Diracles
                                            ------------------------------------
                                            John Diracles, Jr., President

                                        REVOCABLE TRUST OF GLEN D. NELSON

                                        By: /s/ Glen D. Nelson
                                            ------------------------------------
                                            Glen D. Nelson, Trustee

                                        CURTIS L. CARLSON OCTAGON
                                        TRUST

                                        By: /s/ John Flottmeier
                                            ------------------------------------
                                            John Flottmeier, Trustee

                                        /s/ Scott C. Gage
                                        ----------------------------------------
                                        Scott C. Gage

                                        /s/ Richard C. Gage
                                        ----------------------------------------
                                        Richard C. Gage

                                        /s/ Diana Nelson
                                        ----------------------------------------
                                        Diana Nelson

                                        /s/ Geoffrey C. Gage
                                        ----------------------------------------
                                        Geoffrey C. Gage